  Exhibit 99.1

RumbleOn, Inc.
Closes $14.1M Public Offering of its Class B Common Stock
2,328,750 Shares of Class B Common Stock Sold at $6.05 Per Share

Charlotte, NC, July 20, 2018 –RumbleOn, Inc. (Nasdaq: RMBL) (the “Company”), a disruptive e-commerce platform facilitating, in one online location, the ability of consumers and dealers to buy, sell, trade, and finance pre-owned vehicles with an emphasis on motorcycles and other powersports, today announced the closing of its previously announced underwritten public offering of 2,328,750 shares of its Class B Common Stock at a price of $6.05 per share. The completed offering includes 303,750 shares of Class B Common Stock issued by the underwriter’s exercise in full of its over-allotment option. All of the Class B Common Stock was offered by the Company.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM:NHLD) acted as sole book running manager for the offering. B. Riley FBR, Inc. acts as the Company’s capital markets advisor.

The gross proceeds from the offering, including the exercise of the over-allotment option, were approximately $14.1 million, excluding underwriting discounts and commissions and other offering-related expenses.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.

The Company offered and sold the shares of Class B Common Stock by means of a prospectus supplement and accompanying base prospectus forming a part of the effective registration statement on Form S-3 (Reg. No. 333-225217) filed with the U.S. Securities and Exchange Commission (SEC) and declared effective on June 6, 2018. The prospectus supplement relating to this offering is dated July 18, 2018. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may be obtained by request to the offices of National Securities Corporation, Attn: Marguerite Rogers, Sr. Vice President, 200 Vesey St, 25th Floor, New York, NY 10281, Telephone: (212)-417-8227; Email: prospectusrequest@nationalsecurities.com; or the on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About RumbleOn, Inc.
RumbleOn, Inc. (RMBL) operates a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location. RumbleOn’s goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. RumbleOn’s initial focus is the market for VIN-specific pre-owned vehicles with an emphasis on motorcycles and other powersports. Serving both consumers and dealers, through its 100% online marketplace platform, RumbleOn makes cash offers for the purchase of pre-owned vehicles. In addition, RumbleOn offers a large inventory of pre-owned vehicles for sale along with third-party financing and associated products.   For additional information, please visit RumbleOn’s website at www.RumbleOn.com. Also visit the Company on Facebook, LinkedIn, Twitter, Instagram, YouTube and Pinterest.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Whitney Kukulka, 415-489-2187
whitney@blueshirtgroup.com

SOURCE RumbleOn, Inc.